Exhibit 99
BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for rate increase by Florida Power & Light Company	Docket No. 20250011-EI

2025 STIPULATION AND SETTLEMENT AGREEMENT

WHEREAS, Florida Power & Light Company (“FPL” or the “Company”), Florida Industrial Power Users Group (“FIPUG”), Florida Retail Federation (“FRF”), Florida Energy for Innovation Association, Inc. (“FEIA”), Walmart Inc. (“Walmart”), EVgo Services, LLC (“EVgo”), Electrify America, LLC (“Electrify America”), Federal Executive Agencies (“FEA”), Armstrong World Industries, Inc. (“AWI”), Southern Alliance for Clean Energy (“SACE”), and Americans for Affordable Clean Energy, Inc., Circle K Stores, Inc., RaceTrac Inc., and Wawa, Inc. (hereinafter, collectively, “Fuel Retailers”) have signed this 2025 Stipulation and Settlement Agreement (the “Agreement”) (unless the context clearly requires otherwise, the term “Party” or “Parties” means a signatory to this Agreement); and
WHEREAS, on December 2, 2021, the Florida Public Service Commission (“FPSC” or “Commission”) approved a stipulation and settlement of FPL’s rate case in Docket No. 20210015-EI (“2021 Rate Settlement”),1 which was a multi-year rate plan with a minimum term through December 31, 2025 or until base rates are next reset; and
WHEREAS, on February 28, 2025, FPL petitioned the Commission for approval of a four-year rate plan to run from January 1, 2026 through December 31, 2029, consisting of (i) an increase in rates and charges sufficient to generate additional total annual revenues of $1,545 million to be effective January 1, 2026; (ii) an increase in rates and charges sufficient to generate additional total annual revenues of $927 million to be effective January 1, 2027; (iii) a Solar and
1 See Order PSC-2021-0446-S-EI as amended by Order PSC-2021-0446A-S-EI and supplemented by Order PSC-2024-0078-FOF-EI (hereinafter, the “2021 Rate Settlement Order”), aff’d by Fla. Rising, Inc. v. Fla. Pub. Serv. Comm’n, __ So. 3d__, 50 Fla. L. Weekly S198 (Fla. July 17, 2025).

Battery Base Rate Adjustment (“SoBRA”) mechanism that authorizes FPL to recover costs associated with the installation and operation of solar generation and battery storage facilities in 2028 and 2029 upon a demonstration of a resource or economic need; (iv) a non-cash mechanism that accelerates the flowback of certain deferred tax liabilities (or “DTL”) to customers, which would operate in a similar manner to the non-cash mechanisms that were integral to FPL’s prior multi-year rate settlements; (v) a storm cost recovery mechanism modeled after terms previously approved as part of various FPL rate settlements, updated to reflect more recent storm experience; (vi) a mechanism to address potential changes to tax laws or regulations; and (vii) changes to its various electric vehicle (“EV”)-related pilots and tariffs; and
WHEREAS, the Parties filed voluminous pre-filed testimonies with accompanying exhibits and responded to extensive discovery, and all of FPL’s witnesses were deposed on their prefiled testimonies; and
WHEREAS, the Parties to this Agreement have undertaken to resolve the issues raised in Docket No. 20250011-EI so as to maintain a degree of stability and predictability with respect to FPL’s base rates and charges; and
WHEREAS, the Parties have entered into this Agreement in compromise of their respective positions taken in accord with their rights and interests under Chapters 350, 366 and 120, Florida Statutes, as applicable; and
WHEREAS, as a part of the negotiated exchange of consideration among the Parties to this Agreement, each Party has agreed to concessions to the others with the expectation that all provisions of the Agreement will be enforced by the Commission;

NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the Parties hereby stipulate and agree:
1.    Upon approval by the Commission, this Agreement will become effective on January 1, 2026 (the “Implementation Date”) and continue through the later of the end of the Minimum Term, defined below, or the effective date of new base rates when FPL’s base rates are next reset in a general base rate proceeding (the “Term”); provided, however, that (i) all rates, charges and tariffs authorized pursuant to this Agreement and such provisions of this Agreement as may be necessary to give effect to the same, shall remain in effect until FPL’s base rates are next reset in a general base rate proceeding, and (ii) FPL may seek Commission approval to place interim rates into effect subject to refund pursuant to Paragraph 5 of this Agreement. The minimum term of this Agreement shall be four years, from the Implementation Date through December 31, 2029 (the “Minimum Term”).
2.    Except as set forth in this Agreement, adjustments to rate base, net operating income and cost of capital set forth in FPL’s Minimum Filing Requirements (“MFR”) Schedules B-2, C-1, C-3 and D1a, as revised by Exhibit LF-12, shall be deemed approved for accounting and regulatory reporting purposes and the accounting for those adjustments will not be challenged during the Term for purposes of FPL’s Earnings Surveillance Reports or clause filings.
Cost of Capital
3.    (a)    FPL’s authorized rate of return on common equity (“ROE”) shall be a range of 9.95% to 11.95% and shall be used for all purposes. All rates, including those established in clause proceedings during the Term, shall be set using a 10.95% ROE.

(b)    FPL’s authorized regulatory capital structure shall include a 59.6% equity ratio based on investor sources.

Base Revenue Requirements, Tariffs, Service Charges and Credits
4.    Effective January 1, 2026, FPL rates shall apply to all customers throughout FPL’s service areas pursuant to the FPL tariffs as described herein.
(a)    Effective on January 1, 2026, FPL shall be authorized to increase its base rates and service charges by an amount that is intended to generate an additional $945 million of annual revenues, inclusive of the flow through of the full qualifying investment tax credits (“ITC”) benefit in the first year of all battery storage facilities added during 2026, based on the projected 2026 test year billing determinants set forth in Schedules E-13c and E-13d of FPL’s 2026 MFRs filed with the 2025 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.
(b)    Effective January 1, 2027, FPL shall be authorized to increase its base rates by an amount that is intended to generate an additional $705 million over the Company’s then current base rates, inclusive of the flow through of the full ITC benefit in the first year of all battery storage facilities added during 2027 as well as the conclusion of the 2026 ITC, based on the projected 2027 test year billing determinants set forth in Schedules E-13c and E-13d of FPL’s 2027 MFRs filed with the 2025 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.
(c)    Attached hereto as Exhibit B are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the rate increase described in Paragraph 4(a) above, which tariff sheets shall become effective on January 1, 2026.

(d)     Attached hereto as Exhibit C are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the additional rate increase described in Paragraph 4(b) above, which tariff sheets shall become effective on January 1, 2027.
(e)    The rates set forth in Exhibits B and C allocate the revenue requirements agreed to in this Agreement using a modified equal percentage allocation. All rate classes except the RS rate class shall be allocated revenues based on an adjusted system average. The revenue allocation to the RS rate class shall be limited to 95% of the adjusted system average and the revenue differential from the system average allocation shall be assigned on an equal percentage basis to the remaining non-residential classes.
(f)    (i) The energy and demand charges for business and commercial rates and the utility-controlled demand rates are adjusted as shown on Exhibits B and C, and (ii) the level of utility-controlled demand credits for customers receiving service pursuant to FPL’s Commercial/ Industrial Load Control (“CILC”) tariff and the Commercial/Industrial Demand Reduction (“CDR”) rider shall each be $9.75/kW in 2026. FPL shall be entitled to recover the CILC and CDR credits through the Energy Conservation Cost Recovery Clause. In each remaining year of the Term of this Agreement, CILC and CDR credits shall be increased and become effective with each SoBRA pursuant to Paragraph 13(i) of this Agreement. No other changes in these credits shall be implemented any earlier than the effective date of new FPL base rates implemented pursuant to a general base rate proceeding, and such new CILC and CDR credits shall be implemented only prospectively from such effective date. At such time as FPL’s base rates are reset in a general base rate proceeding, the CILC and CDR credits may be reset. CILC and CDR credits, apart from the SoBRAs, shall not be changed earlier than FPL’s next general base rate proceeding.

(g)    Base rates and credits applied to customer bills in accordance with this Paragraph 4 shall not be changed during the Term except as otherwise permitted in this Agreement.

Termination
5.    (a)    Notwithstanding Paragraph 4 above, if FPL’s earned return on common equity falls below the bottom of its authorized range during the Minimum Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis (as defined below), FPL may petition the Commission to amend its base rates, either as a general base rate proceeding under Sections 366.06 and 366.07, Florida Statutes, or pursuant to a limited proceeding under Section 366.076, Florida Statutes. Throughout this Agreement, “FPSC actual, adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to FPL’s books required by the Commission by rule or order, but excluding pro forma, weather-related adjustments. If FPL files a petition to initiate a general base rate proceeding pursuant to this provision, FPL may also request an interim rate increase pursuant to the provisions of Section 366.071, Florida Statutes. Nothing in this Agreement shall preclude any Party from participating in any proceeding initiated by FPL to increase base rates pursuant to this Paragraph 5(a) consistent with the full rights of an intervenor.
(b)    Notwithstanding Paragraph 4 above, if during the Minimum Term of this Agreement, FPL’s earned return on common equity exceeds the top of its authorized ROE range reported in an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, any Party shall be entitled to petition the Commission for a review of FPL’s base rates. In any proceeding initiated pursuant to this Paragraph 5(b), all Parties will have full rights conferred by law.

(c)    Notwithstanding Paragraph 4 above, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to this Paragraph 5 that changes FPL’s base rates.
(d)    This Paragraph 5 shall not: (i) be construed to bar or limit FPL to any recovery of costs otherwise contemplated by this Agreement nor, in any proceeding initiated after a base rate proceeding filed pursuant to this Paragraph 5, shall any Party be prohibited from taking any position or asserting the application of law or any right or defense in litigation related to FPL’s efforts to recover such costs; (ii) apply to any request to change FPL’s base rates that would become effective after this Agreement terminates; or (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the termination of this Agreement to argue that FPL’s authorized ROE range or any other element used in deriving its revenue requirements or rates should differ from the range set forth in this Agreement.

Large Load Contract Service
6.    FPL’s Large Load Contract Service Tariffs LLCS-1, LLCS-2, and LLCS Service Agreement tariffs (“LLCS Tariffs”) shall be approved as filed, with the following modifications:
(a)    The LLCS Tariffs shall apply to any customer with new or incremental load of 50 MW or more and a load factor of 85% or higher.
(b)    The minimum take-or-pay demand charge for the LLCS Tariffs shall be 70%.
(c)    The LLCS base, non-fuel energy, and demand charges shall be based on final revenue requirements and rate allocations set forth in Paragraph 4 and reflected in Exhibits B and C.

(d)    The language in the LLCS Tariffs requiring that “[a]ll service required by the Customer at a Single Location shall be furnished through primary metering at the available transmission voltage at the interconnecting transmission substation(s),” is not intended to aggregate load across multiple locations in order to apply LLCS Tariffs to the customer. The LLCS Tariffs specifically mandate that each location maintain its own dedicated metering arrangement.
(e)    The performance security amount in the LLCS Service Agreement shall be modified as follows:
(i)    For counterparties rated BBB or better by a nationally recognized rating agency, a parent guaranty equal to the present value of five years of incremental generation charge revenues. The parent must have sufficient net available liquidity of more than the five (5) years of the obligation, which will be subject to an annual review.
(ii)    For counterparties rated less than BBB by a nationally recognized rating agency, a letter of credit or surety bond equal to the present value of ten years of incremental generation charge revenues.
(iii)    Counterparties not rated by a nationally recognized rating agency will be subject to an internal FPL review of credit and will be subject to five or ten years of collateral requirements per above, based on FPL’s final internal credit worthiness assessment.
(f)    With respect to the engineering and system impact studies (“System Studies”) required for applicants seeking service under the LLCS Tariffs:
(i)    The customer will have six months to execute the Construction and Operating Agreement and pay the CIAC, if any, based on the tariff in effect at that time, such period to run from the later of (x) the date on which FPL provides the Engineering Study or (y) the date the LLCS Tariff becomes effective.
(ii)    Customer is entitled, upon request, to one 3-month extension per study (9 months total) to execute the Construction and Operating Agreement.
(iii)    The customer is not guaranteed capacity until the LLCS Service Agreement is executed and all deposits are paid.
(iv)    If the maximum acceptance period is reached and the customer does not complete paragraphs 6(f)(i) through (iii) above, the System Study will be considered null and void.
(v)    The System Study package includes a milestone schedule based on durations and not specific dates. The extension of the acceptance period does not shorten the milestone schedule. In the event the customer extends the acceptance period pursuant to Paragraph 6(f)(ii), the load ramp schedule may need to adjust to accommodate the milestone schedule.
(vi)    For System Studies accepted before the LLCS Tariff takes effect, customer has until September 30, 2026 to execute the LLCS Service Agreement.
(vii)    FPL retains the unilateral right and option to extend the acceptance period for a reasonable period of time based on exigent or necessary circumstances as it determines in its sole discretion.

Contribution in Aid of Construction Tariff
7.    (a)    FPL’s proposed Contribution in Aid of Construction (“CIAC”) tariff modification will apply to all new non-governmental applicants that require new or upgraded facilities with a total estimated cost of $50 million or more at the point of delivery.

(b)    An applicant that meets or exceeds one or both of these thresholds will be required to advance the total estimated costs to extend service and will receive a refund of the advanced costs minus the CIAC amount due under Rule 25-6.064, F.A.C. Upon the in-service date, the applicant will receive the refund through monthly bill credits that are equal to the applicant’s actual monthly base energy and base demand charges for that billing cycle. The total amount eligible for refund shall be limited to the total costs to extend service less the required CIAC amount. The refund period will be limited to a maximum of five (5) years from the in-service date or until the full costs to extend service, less the required CIAC, has been refunded to the applicant through bill credits, whichever occurs first. Any remaining balance after the end of the five-year refund period will become non-refundable.

Electric Vehicle Programs
8.    (a)    FPL’s Commercial Electric Vehicle Charging Services Rider (CEVCS-1), Electric Vehicle Charging Infrastructure Rider (GSD-1EV), Electric Vehicle Charging Infrastructure Rider (GSLD-1EV), Utility-Owned Public Charging for Electric Vehicles (UEV), and FPL’s Residential Electric Vehicle Charging Services (RS-1EV and RS-2EV) (the “EV Home Program”) tariffs shall be approved as filed, with the following modifications:
(i)    FPL’s GLD-1EV and GSLD-1EV Riders shall become permanent (i.e., non-pilot);
(ii)    FPL shall create a new GSLD-2EV Rider to allow for demand greater than 2,000 kW, which Rider shall also be permanent (i.e., non-pilot). This new rate schedule will not become effective until the new rate can be established in

FPL’s upgraded billing system. Until such time as the new rate schedule is established, existing customers will be allowed to exceed 2,000 kW of demand and remain in GSLD-1EV.
(iii)    FPL shall increase the rate for UEV to $0.45/kWh. FPL agrees to increase the rate for UEV by an additional $0.02/kWh (to $0.47/kWh) on January 1,2027, an additional $0.01/kWh (to $0.48/kWh) on January 1, 2028, and an additional $0.01/kWh (to $0.49/kWh) on January 1, in 2029.
(iv)    The CEVCS-1 shall continue as a pilot program, i.e., it will not become a permanent tariff program, and shall not be expanded, i.e., there will be no changes to the eligibility and other requirements of the current pilot program.
(b)    FPL shall commit to spend $20 million to enable a Make Ready program for public direct current fast charging (“DCFC”) and alternating current Level-2 charging to support public, workplace, fleet, and multi-family dwelling charging. The timing of the credits will be at FPL’s discretion over the four-year term of this Agreement. FPL is authorized to defer the credits associated with the Make Ready program to a regulatory asset to be amortized over a period of forty-eight (48) months beginning in the month following each credit FPL provides, but no sooner than January 1, 2026.
(c)     The Parties agree that these programs comply with the requirements of Section 366.94, Florida Statutes.
(d)    FPL also commits not to initiate further new investment in or construction of new FPL-owned public fast-charging infrastructure during the term of the Agreement, other than maintenance of existing ports and other existing FPL-owned public fast-charging infrastructure. Provided, however, FPL shall be permitted to complete any ongoing construction of FPL-owned public fast-charging infrastructure that was initiated prior to the term of this Agreement, for a total of not more than 585 FPL-owned ports.

Cost Recovery Clauses
9.    Effective January 1, 2026, all clause factors shall be allocated using the 4CP and 12% Average Demand methodology for Production Plant and 4CP for Transmission Plant. FPL will reflect this revised allocation methodology in the 2025 clause proceedings by filing revised clause factors that take effect January 1, 2026, subject to the Commission’s approval of the factor calculations. All Parties to this Agreement maintain their full rights in the clause dockets but shall not oppose the allocation methodology.
10.    Nothing shall preclude the Company from requesting Commission approval for recovery of costs (a) that are of a type which traditionally, historically and ordinarily would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) that are incremental costs not currently recovered in base rates which the Legislature or Commission determines are clause recoverable subsequent to the approval of this Agreement. FPL will not be allowed to recover through cost recovery clauses costs of types or categories that have been, and traditionally, historically and ordinarily would be, recovered through base rates; the Parties recognize that an authorized governmental entity may impose requirements on FPL involving new or atypical kinds of costs (including but not limited to, for example, requirements related to cyber security) in connection with the imposition of such requirements, and the Legislature and/or Commission may authorize FPL to recover those related costs through a cost recovery clause.
11.    Nothing in this Agreement shall preclude FPL from requesting the Commission to approve the recovery of costs that are recoverable through base rates under the nuclear cost recovery statute, Section 366.93, Florida Statutes, and Commission Rule 26-6.0423, F.A.C. Nothing in this Agreement prohibits Parties from participating without limitation in nuclear cost recovery proceedings and proceedings related thereto and opposing FPL’s requests.

Storm Cost Recovery Mechanism
12.    FPL will be permitted to recover prudently incurred storm restoration costs through the storm cost recovery mechanism described below:
(a)    Nothing in this Agreement shall preclude FPL from petitioning the Commission to seek recovery of costs associated with any tropical systems named by the National Hurricane Center or its successor (Storm Costs) without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings. Recovery of storm costs from customers will begin, on an interim basis, sixty days following the filing of a cost recovery petition and tariff with the Commission. Consistent with the rate design method approved in Order No. PSC-06-0464-FOF-EI, the storm cost recovery (known as the Storm Surcharge) will be based on a 12-month recovery period if the estimated storm costs do not exceed $5.00/1,000 kWh on monthly residential customer bills. The $5.00/1,000 kWh cap will apply in aggregate for a calendar year for the purpose of the interim recovery.
(b)    In the event the storm costs exceed that level, FPL may defer the additional storm restoration costs in excess of $5.00/1,000 kWh on its balance sheet to be recovered in a subsequent year or years as determined by the Commission; provided, however, that FPL may petition the Commission to allow recovery of more than $5.00/1,000 kWh in the event its storm costs in a given calendar year exceed that amount, inclusive of the amount needed to replenish the storm reserve to the level in Paragraph 13(c) below. The period of recovery for amounts in excess of $5.00/1,000 kWh lies within the Commission’s discretion. The Parties to this Agreement are not precluded from participating in any such proceedings and opposing the amount of FPL’s claimed costs but not the mechanism agreed to herein, provided that it is applied in accordance with this Agreement.
(c)    All storm related costs subject to interim recovery under the storm cost recovery mechanism will be calculated and disposed of pursuant to Section 25-6.0143, F.A.C., and will be limited to costs resulting from a tropical system named by the National Hurricane Center or its successor, to the estimate of incremental costs above the level of storm reserve prior to the storm and to the replenishment of the storm reserve to $300 million.
(d)    Any proceeding to recover costs associated with any storm shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of operations of the Company and shall not apply any form of earnings test or measure or consider previous or current base rate earnings.
(e)    To the extent FPL over-collects storm costs from customers pursuant to the storm cost recovery mechanism, FPL will refund the over-collected amounts in the same manner in which FPL collected those amounts from each customer.

Solar and Battery Base Rate Adjustments
13.    FPL will be authorized to petition the Commission to recover through its base rates costs for solar generation projects that enter service in 2027, 2028 and 2029 and battery storage projects that enter service in 2028 and 2029 and to reflect in such request for cost recovery the associated impacts of projected Production Tax Credits (“PTCs”) and the one-year flow-through of any ITCs that conclude in 2028 and 2029.

(a)    FPL projects that for the purposes of cost recovery set forth in this Paragraph 13, it will undertake the construction of solar projects totaling approximately 1,192 MW in 2027, 1,490 MW in 2028 and 1,788 MW in 2029, and battery storage projects totaling 600 MW in 2028 and 600 MW in 2029. FPL is authorized to recover its costs of these projects through a SoBRA. FPL will demonstrate the need(s) at the time it makes its final true-up filing in the Fuel and Purchased Power Cost Recovery Docket the year prior to the project’s expected in-service date (the “SoBRA Proceeding”). The Parties to this Agreement are not precluded from fully participating in any such SoBRA proceeding but they may not object to FPL’s right to petition for such recovery under this Paragraph 13.
(i)    For solar projects, FPL must demonstrate that the solar projects subject to its SoBRA Petition are Cumulative Present Value Revenue Requirement (“CPVRR”) beneficial within 10 years and have a cost benefit ratio of 1.15 to 1 compared to the projected system CPVRR without the solar projects. FPL must also demonstrate that the cost of the components, engineering, and construction are reasonable.
(ii)    To demonstrate a resource need for the solar or battery storage projects subject to a SoBRA Petition, FPL must demonstrate a reliability need for such incremental capacity or energy. FPL must also demonstrate that the selected portfolio of projects are the lowest cost resource available to timely meet the resource need, and the cost of the components, engineering, and construction are reasonable.
(b)    In a SoBRA Proceeding, FPL also will submit for approval (i) the revenue requirements associated with the solar and battery projects to be installed during the in-service year and the impact of the conclusion of any ITC flowthrough in the previous year, and (ii) the appropriate percentage increase in base rates needed to collect the estimated revenue requirements (“SoBRA Factor”). Paragraphs 13(c) through 13(e) below set forth the methodology for calculating the revenue requirements and SoBRA Factor.
(c)    The SoBRA revenue requirement is intended to recover the incremental jurisdictional revenue requirement based on the first 12 months of operations of the solar and battery storage projects and associated facilities (the “Annualized Base Revenue Requirement”) beginning no sooner than the date the project is placed in-service, and excluding any land component that is already included in base rates as Plant Held for Future Use. The revenue requirement computations for the SoBRAs will be based on the following: (i) estimated capital expenditures for each solar or battery storage project, net of any plant held for future use projected in FPL’s 2026 or 2027 Projected Test Years, (ii) estimated depreciation expense and related accumulated depreciation calculated using the depreciation rates for similar assets in FPL’s 2025 Depreciation Study, (iii) estimated operating and maintenance and property tax expenses, and (iv) estimated income tax expense, including tax credits. The revenue requirements will be calculated using FPL’s approved midpoint ROE and an incremental capital structure based on investor sources that is adjusted to reflect the depreciation-related accumulated deferred income tax proration adjustment that is required by Treasury Regulation §1.167(1)-1(h)(6).
(d)    The SoBRA revenue requirements will reflect the impacts associated with projected PTCs and the conclusion of one-year ITC flow-through accounting related to battery storage facilities placed in-service and reflected in the previous year. At the time FPL calculates the revenue requirement, it will also include any revenue requirement reduction resulting from projected PTCs and the revenue needed to account for the conclusion of the ITC flow-through associated with (i) the 2027 battery storage facilities (as part of the 2028

SoBRA revenue requirements), and (ii) the 2028 battery storage facilities (as part of the 2029 SoBRA revenue requirements).
(e)    The SoBRA Factor is based on the ratio of projected jurisdictional annual revenue requirements of the SoBRA project and the projected retail base revenues from the sales of electricity during the first 12 months of operation. The corresponding fuel savings associated with the SoBRA project will be reflected in the fuel factors effective upon the in-service date. The SoBRA Factor, once approved by the Commission, will be implemented on the first billing cycle day following commercial operation of the solar and battery storage projects, by adjusting Base Charges (e.g., base charge, energy charge, demand charge) for all service classes by an equal percentage.
(f)    In the event that actual capital costs are lower than the estimated capital costs reflected in the initial SoBRA revenue requirement filing, FPL will calculate a final SoBRA revenue requirement based on the same inputs and methodology used for the initial SoBRA revenue requirement, except the calculation will be updated with actual capital expenditures. The difference between the cumulative base revenues since the implementation of the initial adjustment and the cumulative base revenues that would have resulted if the revised adjustment had been in place during the same time period will be credited to customers through the Capacity Cost Recovery Clause (“CCR Clause”) with interest at the 30-day commercial paper rate as specified in Rule 25-6.109. In addition, on a going forward basis, base rates will be adjusted to reflect the revised SoBRA Factor.
(g)    In the event that actual capital costs for the solar projects or battery storage projects are higher than the projection on which the revenue requirements are based, FPL would include the incremental costs in its monthly earnings surveillance report and reflect these costs in its next base rate proceeding.

(h)    For each solar project, battery storage project, and ITC flow-through and ITC conclusion approved pursuant to this Paragraph 13, the base rate increase shall be based upon FPL’s billing determinants for the first twelve (12) months following such project’s commercial in-service date, where such billing determinants are those used in FPL’s then-most-current CCR Clause filings with the Commission, including, to the extent necessary, projections of such billing determinants into a subsequent calendar year so as to cover the first twelve (12) months of revenue requirements of each such solar project’s operation.
(i)    Each SoBRA is to be reflected on FPL’s customer bills by increasing base charges and base non-clause recoverable credits, CILC credits and CDR credits by an equal percentage contemporaneously. The calculation of the percentage change in rates is based on the ratio of the jurisdictional Annualized Base Revenue Requirement and the forecasted retail base revenues from the sales of electricity during the first twelve months of operation. FPL will begin applying the incremental base rate charges for each SoBRA to meter readings made on and after the commercial in-service date of that solar or battery generation site.
(j)    FPL’s base rates applied to customer bills, including the effects of the SoBRAs as implemented pursuant to this Agreement (i.e., uniform percent increase for all rate classes applied to base revenues), shall continue in effect until next reset by the Commission in a general base rate proceeding.

Tax Law Changes
14.    The following terms will apply in the event any new permanent change in federal or state tax law or tax regulations (referred to herein as the “new tax law”) is effective during the four-year term 2026 through 2029:

(a)    FPL will submit within 60 days of the effective date of the change in law a petition to open a separate docket for the purpose and limited scope of addressing the base revenue requirement impact of the new tax law. FPL will submit the calculations reflecting the impact on base revenue requirements and ask the Commission to establish an expedited procedural schedule that will allow intervenors time to review and, if necessary, respond to FPL’s filing. FPL will be authorized to adjust base rates upon confirmation by the Commission that FPL appropriately calculated the impacts pursuant to the methodology set forth in Paragraph 14(b).
(b)    The impact of the new tax law shall be calculated as follows: FPL will compare FPL’s revenue requirements utilizing the new tax law against FPL’s Commission-approved revenue requirements utilizing current tax law. The difference in revenue requirements will demonstrate the impact of the new tax law and that difference will be the amount of FPL’s base rate adjustments for 2026 and 2027, as applicable. The adjustment for 2027 revenue requirements will remain in place for 2028 and 2029. To the extent applicable, rate adjustments approved through FPL’s proposed SoBRA mechanism in 2028 and 2029 will reflect then-current tax law.
(c)    For the time period between the effective date of the new tax law and implementation of new tax-adjusted base rates, FPL will defer the impact of the new tax law to the balance sheet for collection or refund through the CCR Clause.
(d)    All else equal, a decrease in the corporate income tax rate will reduce income tax expense as well as change the classification of a portion of the $1.155 billion of deferred tax liabilities included in the Rate Stabilization Mechanism (“RSM”) Amount in Paragraph 21 to excess accumulated deferred income tax liabilities (“ADIT”). FPL is authorized to restore the RSM Amount utilizing unprotected excess ADIT associated with tax repairs and mixed service costs in an amount equivalent to the reduction of DTLs in the RSM resulting from the tax law change, but in no event shall the total DTL balance in the RSM exceed the original $1.155 billion.
(e)    Deficient or excess ADIT created by such tax law changes will be deferred as a regulatory asset or regulatory liability on the balance sheet and included within FPL’s capital structure. If the new tax law continues to prescribe the use of the Average Rate Assumption Method, FPL will flow back or collect the protected excess or deficient ADIT over the underlying assets’ remaining life to ensure compliance with Internal Revenue Service normalization rules. If the new tax law does not specify the treatment of unprotected deficient or excess ADIT, for amounts other than the excess ADIT related to the RSM Amount described in Paragraph 21, FPL will flow back or collect such amounts over a period of not more than ten (10) years. FPL will account for the impact of deferred income taxes as part of the calculations described in Paragraphs 14(a) and 14(b).

Capital Recovery Schedules
15.    FPL shall be authorized to establish capital recovery schedules for the regulatory assets identified on Exhibit D attached to this Agreement (“Regulatory Assets”). The Regulatory Assets shall be amortized over twenty (20) years pursuant to Exhibit D.

Depreciation and Dismantlement
16.    FPL’s 2025 Depreciation Study, filed as Exhibit NWA-1, satisfies Rule 25-6.0436, F.A.C. and FPL’s obligation to file a depreciation study, subject to the following modification: the estimated retirement date for Scherer Plant shall be extended from 2035 as filed to 2047.

The depreciation parameters and resulting rates, including this modification, shall be as set forth in Exhibit E.
17.    FPL’s 2025 Dismantlement Study, filed as Exhibit NWA-2, satisfies Rule 25-6.04364, F.A.C., and FPL’s obligation to file a dismantlement study. The annual dismantlement accrual and associated reserve transfers shall be those set forth in Exhibit KF-4 attached to the direct testimony of FPL witness Ferguson.
18.    The provisions of Rules 25-6.0436 and 25-6.04364, F.A.C., which provide depreciation and dismantlement studies are generally filed at least every four years, will not apply to FPL until FPL files its next petition to change base rates. The depreciation rates and dismantlement accruals in effect as of the Implementation Date shall remain in effect until FPL’s base rates are next reset in a general base rate proceeding. At such time as FPL shall next file a general base rate proceeding, it shall simultaneously file new depreciation and dismantlement studies and propose to reset depreciation rates and dismantlement accruals in accordance with the results of those studies. The Parties will support consolidation of proceedings, if needed, to reset FPL’s base rates, depreciation rates and dismantlement accruals.

Transferability of Excess Tax Credits
19.    FPL’s proposal to sell excess ITCs and Production Tax Credits (“PTCs”) to third parties at a discount to mitigate the tax credit carryforward for 2026 and 2027 shall be approved as filed. Selling the excess ITC and PTCs at a discount provides a net benefit to customers on a cumulative basis over 2026 and 2027 by mitigating FPL’s deferred tax asset balance. Any portion of an eligible credit that is not transferred will remain as a deferred tax asset and will be applied to the subsequent years’ standalone federal income tax liability.

Rate Stabilization Mechanism
20.    FPL shall be authorized to recognize a regulatory liability associated with the unprotected deferred tax liability related to tax repairs and mixed service costs, and an equal offsetting regulatory asset as of January 1, 2026. The regulatory liability shall represent the full amount of the reduction in deferred tax expense projected to be provided to customers through the RSM. The regulatory asset represents the amount of deferred taxes that will be recovered in future periods over the average life of the underlying assets. The regulatory asset will be amortized over 30 years beginning upon the first use of the regulatory liability in the RSM described in Paragraph 21.
21.    (a)    Until the expiration of the Minimum Term, FPL shall be permitted to implement a non-cash accounting RSM to respond to changes in its underlying revenues and expenses to avoid additional general base rate increases and maintain its ROE within the authorized range during the four-year rate period. The RSM shall be funded from the following sources:
(i)    $1.155 billion of unprotected deferred tax liability related to tax repairs and mixed service costs, for which a regulatory liability is established pursuant to Paragraph 20.
(ii)    Any balance remaining as of January 1, 2026 in FPL’s existing Reserve Surplus Amortization Mechanism (“RSAM”) approved in the 2021 Rate Settlement Order (“RSAM Carryover Amount”).
(iii)    The ITCs associated with the 522 MW battery storage project added during 2025, for which FPL is authorized to recognize a regulatory liability for the full amount of the ITCs.

FPL shall file an attachment to its monthly earnings surveillance report for December 2025 that shows the final RSAM Carryover Amount, and amount associated with the 2025 ITCs. The sum of the $1.155 billion of unprotected deferred tax liability, the final RSAM Carryover Amount and the final amount of the 2025 ITCs shall constitute the “RSM Amount.” In addition to the RSM, during the Term, FPL will recognize in base rates the customers’ share of the gains generated through the Asset Optimization Program (approved in 2021 Rate Settlement Order) in the month in which they are generated, and 100% of any annual gains in excess of $150 million will be provided to customers through the Fuel Cost Recovery Clause.
(b)    Consistent with how the predecessor RSAM was used, FPL shall be permitted to use the RSM flexibly at its discretion from 2026 through 2029. Until expiration of the Minimum Term, FPL may amortize the RSM by recording credits to the income statement and debits to the related balance sheet line item, or debits to the income statement and credits to the related balance sheet line item as it relates to the specific components of the RSM identified in Paragraph 21(a), with the amounts to be amortized during each year of the Minimum Term left to FPL’s discretion. Additionally, amortization in each year of the Minimum Term is subject to the following conditions: (i) to the extent available, components of the RSM identified in Paragraph 21(a) other than the unprotected deferred tax liability shall be utilized and exhausted first; (ii) for any surveillance reports submitted by FPL during the Minimum Term on which its ROE (measured on an FPSC actual, adjusted basis) would otherwise fall below the bottom of its authorized range, FPL must amortize at least the amount of the available RSM necessary to maintain in each such 12-month period an ROE at a level that does not fall below the bottom of its authorized range

(measured on an FPSC actual, adjusted basis); (iii) FPL may not amortize the RSM in an amount that results in FPL achieving an ROE that exceeds the top of its authorized range (measured on an FPSC actual, adjusted basis) in any such 12-month period as measured by surveillance reports submitted by FPL; and (iv) FPL must debit the income statement and credit the related balance sheet line item in an amount to cause FPL to not exceed the top of its authorized ROE range, provided, however, that if such credit would result in FPL exceeding the RSM Amount, the provisions of Paragraph 21(c) shall apply.
(c)    FPL shall be permitted to manage its business such that its earnings fall within the authorized ROE range. If a debit to expense is required to keep FPL from earning above the top of its authorized range and such debit would result in FPL exceeding the total RSM Amount during any monthly reported period on an earnings surveillance report: (i) FPL will first record a debit to expense and a credit to the related balance sheet line item as it relates to the specific components of the RSM Amount identified in Paragraph 21(a); and (ii) whatever debit remains necessary to not exceed the top of its authorized ROE range will be recorded on the Company’s books such that such debit amount is applied to credit (increase) the storm reserve as an unfunded amount. Any unfunded storm reserve balance must be depleted prior to using the funded reserve to recover Storm Costs. Nothing in this Paragraph shall preclude FPL from either expensing Storm Costs in accordance with Rule 25-6.0143, F.A.C., or exercising its option to seek recovery pursuant to Paragraph 12 of this Agreement for recoverable storm costs.
(d)    FPL shall not satisfy the requirement of Paragraph 5 that its actual adjusted earned ROE must fall below the bottom of its authorized range on a monthly surveillance report before it may initiate a petition to increase base rates during the Minimum Term unless

FPL first uses any of the RSM Amount that remains available for the purpose of increasing its earned ROE to at least the bottom of its authorized range for the period in question.
(e)    FPL shall file an attachment to its monthly surveillance report for each month of each year during the Term that shows the available RSM Amount and the amount of amortization credit or debit to the RSM on a monthly basis and year-end total basis for that calendar year.
(f)    The RSM shall terminate upon the expiration of the Minimum Term of this Agreement and FPL may not amortize any portion of the RSM past December 31, 2029 unless FPL provides notice to the Parties by no later than March 31, 2029 that it does not intend to seek a general base rate increase to be effective any earlier than January 1, 2030, in which event the Minimum Term of this Agreement shall be extended and any amortization of the RSM after December 31, 2029 shall be in accord with this Paragraph 21.

Long Duration Battery Pilot
22.    FPL shall be authorized to implement its Long Duration Battery Storage Pilot described in the direct testimony of Tim Oliver. This Pilot will allow FPL to gain valuable experience with advanced battery storage technologies, including (a) validating the performance and grid reliability of long-duration energy systems, (b) evaluating alternative storage technologies as complements to conventional lithium-ion batteries, (c) developing criteria for vendors regarding safety and delivery schedules, (d) optimizing charging operations to leverage low-cost solar energy during periods of reduced load, and (e) optimizing discharging operations to complement conventional batteries during extended periods of high load. The Pilot will be limited to two long-duration battery storage systems each capable of dispatching up to 10 MW of power and storing a total of 100 megawatt-hours of energy. FPL estimates that the Long Duration Battery Storage Pilot can be put in service in 2027 at an estimated cost of $78 million. The Parties agree that FPL’s decision to pursue the Long Duration Battery Storage Pilot is prudent, and they waive any right to challenge this Pilot, other than the reasonableness of amounts actually expended, in any proceeding addressing the recoverability of the Long Duration Battery Storage Pilot costs. The Long Duration Battery Storage Pilot costs described herein are not incremental to the revenue requirements set forth in Paragraph 4.

Land Acquisition and Disposition
23.    FPL shall not be permitted to purchase any new land used exclusively for solar during the Minimum Term, with the exception of the property identified as the “Duda” property in Exhibit TO-7 to the rebuttal testimony of Tim Oliver. Upon approval of this Agreement, FPL will commit to best commercial efforts to sell property amounting to a total value of $200 million reflected in plant held for future use. All sales of property held for future use by FPL shall be at fair market value. Gains or losses will be treated in accordance with Commission policy.

Acquisition of Vandolah Power Company, LLC
24.    FPL agrees that if its Section 203 Application for the acquisition of Vandolah Power Company, LLC (“Vandolah”), a natural gas/oil-fired 660 MW generating facility, is approved by the Federal Energy Regulatory Commission and Vandolah is integrated into FPL’s system, FPL shall not exclusively use the capacity from Vandolah to serve data center or hyperscaler customers.

Natural Gas Financial Hedges
25.    FPL agrees not to financially hedge natural gas during the Minimum Term and any extensions thereof. FPL shall not be prohibited from filing a petition and proposed risk management plan with the Commission to address natural gas financial hedging following expiration of the Minimum Term or any extensions thereof.

Assistance Programs and Policies for Residential Customers
26.    FPL agrees that during the Term of this Agreement it shall not disconnect for nonpayment of bills for any customer in an FPL operational district with either (i) a forecasted 95-degree or higher temperature for the day, based on FPL’s meteorological forecasts, or where a heat advisory is issued by the National Weather Service; or (ii) a forecasted temperature of 32 degrees or lower for the day, based on FPL’s meteorological forecasts.
27.    FPL agrees to accrue and provide a one-time funding of $15 million during the Term to provide payment assistance (offsetting receivables) to customers that satisfy the United Way’s “Asset Limited Income Constrained, Employed” (ALICE) criteria. This funding is in addition FPL’s Care To Share Program which is funded from voluntary contributions by shareholders, employees and customers.

C&I Energy Efficiency Measures
28.    FPL agrees that, in a future proceeding, it will support a proposal requesting Commission approval for commercial and industrial customers with a combined total annual average usage greater than 15 million kWh per year, as measured by aggregating usage across all of that customer’s accounts, to opt-out of FPL’s energy efficiency programs and measures and deploy their own, self-funded, energy efficiency programs and measures. Such opt-outs shall not be subsidized by the general body of FPL’s customers and must have verification measures in place to allow FPL to reduce its otherwise applicable energy efficiency goals under the Florida Energy Efficiency and Conservation Act in amounts equal to the energy savings obtained by those opt-out customers.

Miscellaneous
29.    No Party to this Agreement will request, support, or seek to impose a change in the application of any provision hereof. A Party to this Agreement will neither seek nor support any change in FPL’s base rates or credits applied to customer bills, including limited, interim or any other rate decreases, that would take effect prior to expiration of the Minimum Term, except for any such reduction requested by FPL or as otherwise provided for in this Agreement. No party is prohibited from seeking interim, limited, or general base rate relief, or a change to credits, to be effective following latter of the expiration of the Minimum Term or any extensions thereof.
30.    Nothing in this Agreement will preclude FPL from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by FPL, provided that such tariff request does not increase any existing base rate component of a tariff or rate schedule during the Term unless the application of such new or revised tariff, service or rate schedule is optional to FPL’s customers.
31.    The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the Commission without modification unless such modification is unanimously agreed to in writing by the Parties to this Agreement in their sole discretion. The Parties agree that approval of this Agreement is in the public interest. The Parties further agree that they will support this Agreement and will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof; however, the Parties acknowledge that Walmart takes no position as to the ROE set forth in Paragraph 3 of this Agreement. No Party will assert in any proceeding before the Commission or any court that this Agreement or any of the terms in the Agreement shall have any precedential value, except to enforce the provisions of this Agreement. Approval of this Agreement in its entirety will resolve all matters and issues in Docket No. 20250011-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes. Docket No. 20250011-EI will be closed effective on the date the Commission Order approving this Agreement is final, and no Party shall seek appellate review of any order approving this Agreement issued in this Docket.
32.    This Agreement is dated as of August 20, 2025. It may be executed in counterpart originals, and a scanned .pdf copy of an original signature shall be deemed an original. Any person or entity that executes a signature page to this Agreement shall become and be deemed a Party with the full range of rights and responsibilities provided hereunder, notwithstanding that such person or entity is not listed in the first recital above and executes the signature page subsequent to the date of this Agreement, it being expressly understood that the addition of any such additional Party(ies) shall not disturb or diminish the benefits of this Agreement to any current Party.

In Witness Whereof, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature.

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, FL 33408
By:	ARMANDO PIMENTEL, JR.
Armando Pimentel, Jr.
President & CEO

Florida Industrial Power Users Group
Jon C. Moyle, Jr.
Moyle Law Firm
118 North Gadsden Street
Tallahassee FL 32301
By:	JON C. MOYLE	(Handwritten notation: "FPL 2025 Settlement Agreement")
Jon C. Moyle

Florida Retail Federation
James Brew
Stone Law Firm
1025 Thomas Jefferson St., NW
Ste. E-3400
Washington, DC 20007
By:	JAMES BREW
James Brew

Florida Energy for Innovation Association
D. Bruce May
Kevin W. Cox
Kathryn Isted
Holland & Knight LLP
315 South Calhoun St, Suite 600
Tallahassee, Florida 32301
By:	D. BRUCE MAY
D. Bruce May

Walmart, Inc.,
Stephanie U. Eaton
Spilman Thomas & Battle, PLLC
110 Oakwood Drive, Suite 500
Winston-Salem, NC 27103
By:	STEPHANIE U. EATON
Stephanie U. Eaton

*It is expressly acknowledged by the Parties to this Agreement that Walmart takes no position as to the ROE set forth in Paragraph 3 of this Agreement.

EVgo Services, LLC
Nikhil Vijaykar
Yonatan Moskowitz
Keyes & Fox LLP
580 California Street, 12th Floor
San Francisco, CA 94104
By:	YONATAN MOSKOWITZ
Yonatan Moskowitz

Americans for Affordable Clean Energy, Inc.,
Circle K Stores, Inc.,
RaceTrac, Inc., and
Wawa, Inc.
Floyd R. Self, B.C.S.
Ruth Vafek. Esq.
Berger Singerman, LLP
313 North Monroe Street, Suite 301
Tallahassee, Florida 32301
By:	FLOYD R. SELF
Floyd R. Self, Counsel for AACE, Circle K, RaceTrac, Wawa

Federal Executive Agencies
Leslie R. Newton
Thomas Jernigan
Michael A. Rivera
139 Barnes Drive, Suite 1
Tyndall AFB FL 32403
By:	LESLIE R. NEWTON

Armstrong World Industries, Inc.
Austin K. So
2500 Columbia Avenue
Lancaster, PA 17603
By:	AUSTIN K. SO
Austin K. So SVP, General Counsel, Head of Gov't Relations & Chief Compliance Officer

Electrify America, LLC
Robert E. Montejo
Duane Morris, LLP
201 S. Biscayne Blvd., Suite 3400
Miami, FL 33131-4325
By:	ROBERT E. MONTEJO
Robert E. Montejo Attorney for and Authorized on behalf of Electrify America, LLC

Southern Alliance for Clean Energy
William C. Garner
Law Office of William C. Garner, PLLC
3425 Bannerman Road
Tallahassee FL 32312
By:	WILLIAM C. GARNER
William C. Garner

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